ARCH THERAPEUTICS, INC.

Executive EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 25, 2013 (the “Effective Date”), by and between Arch Therapeutics, Inc., a Nevada corporation (the “Company”), and Terrence W. Norchi (“Executive”). The parties hereby agree as follows:

1.                  Duties.

(a)               Position. Executive shall serve as the Company’s President and Chief Executive Officer and shall have the duties and responsibilities incident to such position and such other duties as may be determined by the Company’s Board of Directors. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities and agrees to and shall devote his full time, attention and effort to the business of the Company, its affiliates as directed, and other assignments as directed by the Board of Directors. Executive will report to the Board of Directors.

(b)               Best Efforts. Executive will expend his best efforts on behalf of the Company in connection with his employment and will abide by all of the Company’s applicable employment policies and decisions made by Board of Directors, as well as all applicable federal, state and local laws, regulations or ordinances.

(c)                Start Date. The effective date of this Agreement shall be June 26, 2013 (the “Start Date”). Executive shall comply with and be bound by the terms of this Agreement commencing on the Start Date.

(d)               Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

(e)                No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.                  Compensation.

(a)               Annual Base Salary. As compensation for Executive’s performance of his duties hereunder, the Company shall pay to Executive an initial base annual salary of two-hundred seventy-five thousand dollars ($275,000), starting on the Start Date (the “Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. If, due to the Company’s capital constraints, the Company is unable to pay to Executive any portion of the Annual Base Salary when due, such unpaid portion of the Annual Base Salary shall be deferred, without bearing interest, and shall remain payable until such time as the Company’s capital constraints are resolved and the outstanding Annual Base Salary is fully paid.

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(b)               Annual Bonus. Executive shall be eligible at the sole discretion of the Board of Directors to receive an annual cash bonus in an amount up to 30% of his then-current Annual Base Salary (the “Annual Bonus”). The actual amount of the Annual Bonus will be determined by the Board of Directors based on Executive’s achieving Company and personal goals established and mutually agreed upon between the Executive and the Company. If awarded, the Annual Bonus will be paid on or before March 15 of the year following the year in which the Annual Bonus was earned. If, due to the Company’s capital constraints, the Company is unable to pay to Executive any portion of the Annual Bonus when due, such unpaid portion of the Annual Bonus shall be deferred, without bearing interest, and shall remain payable until such time as the Company’s capital constraints are resolved and the outstanding Annual Bonus is fully paid.

(c)                Annual Review of Base Salary. Executive’s Annual Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees.

(d)               Equity Grants. Executive will be, from time to time, eligible, at the sole discretion of the Board of Directors, to receive equity incentive grants in accordance with any applicable equity incentive plan of the Company. In the event (i) of a Corporate Transaction or Change of Control (as such terms are defined in the Company’s applicable equity incentive plan, including without limitation the Company’s 2013 Stock Incentive Plan, as it may be amended from time to time), (ii) Executive’s employment is terminated by Executive for Good Reason (as defined in Section 4 below), (iii) Executive’s employment is terminated by the Company other than For Cause (as defined in Section 4 below), or (iv) Executive’s employment is terminated as a result of death, then in each case 100% of the number of any unvested shares subject to any outstanding equity incentive grant made to Executive shall accelerate automatically and become vested shares as of the date of such event.

3.                  Benefits.

(a)               Health and Welfare Benefit Plans. The Company shall provide to Executive health, dental and vision and other benefits on the same or substantially similar terms as those provided to the other executive officers of the Company.

(b)               Customary Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. Executive shall be eligible to participate in any equity compensation or incentive plans that the Company has adopted or may adopt in its sole discretion that are applicable to similarly-situated executives, subject in all cases to approval by the Board of Directors of any grant thereunder.

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(c)                Business Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

(d)               Vacation. Executive shall be entitled to paid vacation, personal and sick days each calendar year, in accordance with the Company’s plans, policies and programs then in effect. Initially Executive will be granted four (4) weeks of paid vacation per annum and ten (10) additional days of paid time-off per annum.

4.                  At-Will Employment; Termination of Employment.

(a)               At-Will Termination by Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

(b)               Severance Upon Termination by the Company Other Than For Cause. Except in situations where the employment of Executive is terminated by the Company For Cause (as defined below), in the event that the Company terminates Executive’s employment at any time, Executive shall be eligible to receive an amount equal to twelve (12) months of the Executive’s then-current Annual Base Salary, payable in the form of salary continuation (“Severance”). In addition, if Executive elects to continue his group health coverage under COBRA, the Company will pay Executive’s COBRA premiums for coverage until the earlier of (i) the end of the twelve (12) month period following the date of such termination; or (ii) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that such payments are no longer exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or may be subject to tax or penalty pursuant to Section 4980D of the Code, then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments. Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause or if Executive’s employment is terminated by Executive (except as expressly provided in Section 4(f) below).

(c)                Termination For Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including without limitation misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty calendar days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty calendar days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally (other than any such failure resulting from Executive’s incapacity due to physical or mental illness). The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

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(d)               Termination By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation to which Executive is entitled up through the date of termination. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4(d) shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(e)                At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four (4) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period, in which case Executive would receive compensation only up through the effective date of termination of his employment. Thereafter all obligations of the Company shall cease.

(f)                Severance Upon Termination By Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a material reduction in Executive’s Annual Base Salary, except for reductions that are comparable to reductions generally applicable to similarly-situated executives of the Company; (ii) the relocation of Executive to a facility or location that is more than fifty (50) miles from his primary place of employment and such relocation results in an increase in Executive’s one-way driving distance by more than fifty (50) miles; or (iii) a material and adverse change in Executive’s authority, duties, or responsibilities with the Company or a material and adverse change in Executive’s reporting relationship; in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within thirty (30) business days after Executive gives the Company notice of such event, which must be given within ninety (90) days after the event giving rise to the claim of Good Reason occurs. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (A) Executive gives notice of termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; and (B) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s notice of termination (the “Cure Period”). If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A) must occur, if at all, within ninety (90) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Upon Executive’s termination of his employment for Good Reason, Executive will be entitled to receive Severance. In addition, if Executive elects to continue his group health coverage under COBRA, the Company will pay Executive’s COBRA premiums for coverage until the earlier of (1) the end of the twelve (12) month period following the date of such termination; or (2) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that such payments are no longer exempt from the application of Section 409A of the Code or may be subject to tax or penalty pursuant to Section 4980D of the Code, then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments.

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(g)               Termination Obligations

(i)                 Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

(ii)               Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(h)               Release. The receipt of any payment pursuant to this Section 4 shall be subject to Executive timely signing and not revoking a standard release of all claims in a form reasonably satisfactory to the Company (the “Severance Release”). To be timely, the Severance Release must become effective and irrevocable no later than sixty (60) days following the Severance Date (the “Severance Release Deadline”). If the Severance Release does not become effective and irrevocable by the Severance Release Deadline, Executive hereby forfeits any rights to the severance benefits described in this Section 4. In no event will any severance benefits be paid under this Section 4 until the Severance Release becomes effective and irrevocable. Subject to Annex A attached hereto, severance benefits shall commence once the Severance Release becomes effective and irrevocable.

(i)                 Exclusive Remedy. Executive agrees that the payments and benefits contemplated by this Section 4 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.                  Inventions and Proprietary Information; Prohibition on Third Party Information

(a)               Proprietary Information Agreement. Executive shall sign and be bound by the terms of the Company’s Employee Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”).

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(b)               Non-Disclosure of Third Party Information. Executive represents, warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including without limitation any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

6.                  General Provisions.

(a)               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

(b)               Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(c)                Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)               Headings. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

(e)                Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of New York, without giving effect to its conflict of law rules. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Commonwealth of Massachusetts or in state court in the Commonwealth of Massachusetts, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

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(f)                Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.

(g)               Survival. Sections 4, 5 and 6 of this Agreement (including the terms and provisions of the Proprietary Information Agreement as set forth therein) shall survive Executive’s employment by the Company.

(h)               Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service or by United States first class registered or certified mail, return receipt requested, to the principal address of the other party set forth below, or to such other address as either party shall have furnished to the other in writing in accordance herewith.

If to Executive:

Terrence W. Norchi

1 Chieftain Lane

Natick, MA 01760

If to the Company:

Arch Therapeutics, Inc.

Attn: Avtar Dhillon

One Broadway, 14th Floor

Cambridge, MA 02412

(i)                 Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company or any of the Company’s affiliates and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement and any agreement relating to any stock option or other equity award that may be granted to Executive). Without limiting the generality of the foregoing, this Agreement shall supersede and replace in its entirety any agreements or other relationships relating to Executive’s former employment by any subsidiary or other affiliate of the Company. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Except as otherwise expressly provided herein, any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT IN FULL, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Terrence W. Norchi
Name:	Terrence W. Norchi

ARCH THERAPEUTICSS, INC.

By:	/s/ Avtar Dhillon
Name:	Avtar Dhillon
Title:	Chairman of the Board

[Signature Page to Executive Employment Agreement]

ANNEX A

SECTION 409A ADDENDUM

Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified Executive” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven (7) months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

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The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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